Exhibit 99.1

PRESS RELEASE

WELLPOINT REPORTS FOURTH QUARTER AND FULL YEAR 2012

RESULTS AND PROVIDES 2013 OUTLOOK

•	Fourth quarter 2012 net income was $1.51 per share, including $0.48 per share of net income from certain items. Adjusted net income was $1.03 per share (refer to page 14).

•	Full year 2012 net income was $8.18 per share, including $0.62 per share of net income from certain items. Adjusted net income was $7.56 per share (refer to page 14).

•	Medical enrollment exceeded 36 million members as of December 31, 2012.

•	Full year 2013 operating revenue is expected to be in the range of $71.5 to $73.0 billion.

•	Full year 2013 net income is expected to be at least $7.60 per share, including integration costs related to the Amerigroup acquisition.

Indianapolis, Ind. – Jan. 23, 2013 – WellPoint, Inc. (NYSE: WLP) today announced that fourth quarter 2012 net income was $464.2 million, or $1.51 per share. These results included $0.48 per share of net income resulting primarily from a favorable income tax settlement and net investment gains, partially offset by acquisition related costs. Net income in the fourth quarter of 2011 was $335.3 million, or $0.96 per share, and included net investment losses of $0.03 per share.

Excluding the items noted in each period, adjusted net income was $1.03 per share in the fourth quarter of 2012, an increase of 4.0 percent compared with adjusted net income of $0.99 per share in the prior year quarter (refer to page 14 for a reconciliation to the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles, or “GAAP”).

Full year 2012 net income totaled approximately $2.7 billion, or $8.18 per share, including $0.62 per share of net income related to certain items. Full year 2011 net income was approximately $2.6 billion, or $7.25 per share, including net investment gains of $0.25 per share. Excluding the items noted in each period, adjusted net income was $7.56 per share for the full year of 2012, an increase of 8.0 percent compared with adjusted net income of $7.00 per share in 2011 (refer to page 14).

“Our fourth quarter results were stronger than originally expected, reflecting improved operating performance, solid expense management and improving execution in our core operations,” said John Cannon, interim president and chief executive officer. “We are encouraged by this strong performance, and believe it positions us well for a solid 2013. We are optimistic about our company’s long-term positioning and believe the alignment of our core businesses, leadership and 2013 investments prepare us well for the emerging opportunities in health care.”

“Our fourth quarter results reflected lower than anticipated Commercial medical costs and stability in our membership base. Our results were supported by the strength of our operating cash flow and year-end balance sheet metrics,” said Wayne DeVeydt, executive vice president and chief financial officer. “We are encouraged by the performance of our associates and the business in the last six months, but we also want to retain an appropriately prudent stance in our outlook, in light of what we expect to be a fluid and dynamic market over the next 18 to 24 months. This is reflected in our initial expectation for 2013 EPS of at least $7.60.”

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled 36.1 million members at December 31, 2012, an increase of approximately 1.9 million members, or 5.5 percent, from 34.3 million at December 31, 2011. The acquisition of Amerigroup added nearly 2.7 million State Sponsored members during the fourth quarter of 2012. Membership also grew by 74,000 in the Senior business, primarily due to the Company’s geographic expansion into new Medicare Advantage service areas during 2012.

The increases in State Sponsored and Senior membership were partially offset by declines in the Local Group and National businesses of 578,000 and 321,000 members, respectively. These declines reflected the Company’s small group product repositioning in New York and changes to its administrative fee structure for certain National Accounts. Enrollment was also impacted by economy-related in-group membership attrition and competitive situations in certain Local Group markets.

Operating Revenue: Operating revenue totaled approximately $15.3 billion in the fourth quarter of 2012, an increase of $95.8 million, or 0.6 percent, compared with the prior year quarter. This increase included revenue of approximately $316.8 million related to the Amerigroup and 1-800 CONTACTS acquisitions, collectively. Operating revenue declined organically by $221.0 million, or 1.5 percent, due primarily to lower fully insured Local Group membership volume.

Benefit Expense Ratio: The benefit expense ratio was 87.3 percent in the fourth quarter of 2012, a decrease of 30 basis points from 87.6 percent in the fourth quarter of 2011. The decline reflected an improvement in the Commercial segment benefit expense ratio, partially offset by increases in the Senior and State Sponsored businesses. The consolidated benefit expense ratio was below the Company’s expectation for the quarter, due primarily to favorable Commercial medical cost experience.

Medical Cost Trend: For the full year 2012, underlying Local Group medical cost trend was near the low end of the 7.0 percent, plus or minus 50 basis points, range. Unit cost increases continue to be the primary driver of medical trend, while utilization moderated over the second half of 2012. The Company anticipates that underlying Local Group medical cost trend will increase during 2013 and be within the range of 7.0 percent, plus or minus 50 basis points, for the full year.

Days in Claims Payable: Including Amerigroup, Days in Claims Payable (“DCP”) was 45.9 days as of December 31, 2012. This result was significantly impacted by the timing of the Amerigroup acquisition closing. The Company’s fourth quarter 2012 benefit expense included only eight days of Amerigroup operating activity, while the year-end medical claims payable balance fully reflected the acquired business.

Excluding Amerigroup, DCP was 40.8 days as of December 31, 2012, a decrease of 1.6 days from 42.4 days as of September 30, 2012. This was driven primarily by favorable reserve development and business seasonality, including changes in the timing of claims payments. DCP was 0.2 days higher than the 40.6 days reported as of December 31, 2011.

SG&A Expense Ratio: The SG&A expense ratio was 15.8 percent in the fourth quarter of 2012, an increase of 110 basis points from 14.7 percent in the fourth quarter of 2011. The increase was driven primarily by closing costs related to the Amerigroup acquisition and other severance and impairment expense items recognized during the fourth quarter of 2012.

Effective Income Tax Rate: The Company’s fourth quarter 2012 effective income tax rate was abnormally low as a result of the favorable settlement of certain tax issues with the IRS. This included amounts related to not-for-profit conversion and corporate reorganizations in prior years, as well as amounts associated with issues related to certain of WellPoint’s acquired companies.

Operating Cash Flow: Fourth quarter 2012 operating cash flow totaled $759.8 million, or 1.6 times net income. Full year 2012 operating cash flow exceeded $2.7 billion and was 1.0 times net income.

Share Repurchase Program: During the fourth quarter of 2012, the Company repurchased 11.0 million shares of its common stock for $668.0 million. For the full year of 2012, the Company repurchased 39.7 million shares for $2.5 billion. As of December 31, 2012, the Company had approximately $1.8 billion of Board-approved share repurchase authorization remaining.

Cash Dividend: During the fourth quarter of 2012, the Company paid a quarterly dividend of $0.2875 per share, representing a distribution of cash totaling $87.1 million. Cash dividend payments totaled $367.1 million for the full year of 2012.

Investment Portfolio & Capital Position: During the fourth quarter of 2012, the Company recorded net investment gains of $85.7 million pre-tax, consisting of net realized gains from the sale of securities totaling $102.9 million, partially offset by other-than-temporary impairments totaling $17.2 million. In the fourth quarter of 2011, the Company recorded net investment losses of $18.0 million pre-tax, consisting of other than temporary impairments totaling $59.6 million, partially offset by net realized gains from the sale of securities totaling $41.6 million.

As of December 31, 2012, the Company’s net unrealized gain position in the investment portfolio was $1.2 billion, consisting of net unrealized gains on fixed maturity and equity securities totaling $885.2 million and $345.8 million, respectively. As of December 31, 2012, cash and investments at the parent company totaled $2.0 billion.

REPORTABLE SEGMENTS

WellPoint, Inc. has the following reportable segments: Commercial Business, which includes the Local Group, National, UniCare and Specialty Products lines of business (including 1-800 CONTACTS); Consumer Business, which includes the Individual, Senior and State Sponsored lines of business (including Amerigroup for the last eight days of 2012); and Other, which includes Comprehensive Health Solutions, FEP business, National Government Services, inter-segment sales and expense eliminations, and corporate expenses not allocated to the other reportable segments.

WellPoint, Inc.

Reportable Segment Highlights

(Unaudited)

	Three Months Ended December 31			Year Ended December 31
(In millions)	2012	2011	Change	2012	2011	Change
Operating Revenue
Commercial Business	$8,297.7	$8,629.2	(3.8%)	$33,553.5	$34,498.0	(2.7%)
Consumer Business	4,971.7	4,620.7	7.6%	19,427.7	17,784.9	9.2%
Other	2,001.9	1,925.6	4.0%	7,747.3	7,582.3	2.2%

Total Operating Revenue	15,271.3	15,175.5	0.6%	60,728.5	59,865.2	1.4%

Operating Gain / (Loss)
Commercial Business	$618.1	$506.7	22.0%	$3,199.7	$3,090.5	3.5%
Consumer Business	(173.3)	(4.6)	NM(1)	440.2	623.1	(29.4%)
Other	(13.7)	10.4	NM(1)	(0.7)	68.5	(101.0%)

Total Operating Gain	431.1	512.5	(15.9%)	3,639.2	3,782.1	(3.8%)

Operating Margin
Commercial Business	7.4%	5.9%	150 bp	9.5%	9.0%	50 bp
Consumer Business	-3.5%	-0.1%	(340) bp	2.3%	3.5%	(120) bp
Total Operating Margin	2.8%	3.4%	(60) bp	6.0%	6.3%	(30) bp

(1)	“NM” = not meaningful

Commercial Business: Operating gain in the Commercial segment was $618.1 million in the fourth quarter of 2012, an increase of $111.4 million, or 22.0 percent, from $506.7 million in the fourth quarter of 2011. The increase was driven by an improvement in the benefit expense ratio for Local Group business, partially offset by the reduction in fully insured Local Group membership and increased SG&A expense.

Consumer Business: The Company experienced an operating loss of $173.3 million in the Consumer segment during the fourth quarter of 2012, compared with an operating loss of $4.6 million in the fourth quarter of 2011. The majority of the decline in Consumer segment results was driven by the recognition of closing costs related to the Amerigroup acquisition as well as other severance and impairment expense items. The Company also experienced a decline in the underlying results of its Senior and State Sponsored programs versus the prior year quarter, as expected, and has taken steps to improve the future performance of these businesses.

Other: The Company reported an operating loss of $13.7 million in the Other segment during the fourth quarter of 2012, compared with an operating gain of $10.4 million in the fourth quarter of 2011. This reflected higher unallocated corporate expenses in the current year quarter, including severance related items.

OUTLOOK

Full Year 2013:

•	Net income is expected to be at least $7.60 per share, including integration costs related to the Amerigroup acquisition.

•	Year-end medical enrollment is expected to be in the range of 35.3 to 35.5 million.

•	Operating revenue is expected to be in the range of $71.5 to $73.0 billion.

•	The benefit expense ratio is expected to be in the range of 86 percent, plus or minus 50 basis points.

•	The SG&A expense ratio is expected to be in the range of 13.5 percent, plus or minus 50 basis points.

•	Operating cash flow is expected to be at least $2.6 billion.

•	The Company will provide additional commentary regarding its 2013 outlook during today’s conference call.

Basis of Presentation

1.	Operating revenue and operating gain are the key measures used by management to evaluate performance in each reporting segment. Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of products. Operating gain is used to analyze profit or loss on a segment basis. Consolidated operating gain is a non-GAAP measure.

2.	Operating margin is defined as operating gain divided by operating revenue. Consolidated operating margin is a non-GAAP measure.

3.	Certain prior period amounts have been reclassified to conform to current period presentation.

4.	WellPoint, Inc. acquired Amerigroup Corporation on December 24, 2012. As a result, closing and pre-financing costs related to the transaction, as well as the eight days of Amerigroup’s operating activity, have been included in WellPoint’s GAAP financial results for the fourth quarter and full year 2012. These items have been excluded from WellPoint’s adjusted net income per share calculations (refer to page 14).

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Standard Time (“EST”) to discuss the company’s fourth quarter and full year 2012 earnings results and 2013 outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-423-3268 (Domestic)	800-475-6701 (Domestic Replay)
651-291-5254 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 231606. The replay will be available from 11 a.m. EST today until the end of the day on February 6, 2013. The call will also be available through a live webcast at www.wellpoint.com. A webcast replay will be available following the call.

WellPoint Contacts: Investor Relations	Media
Doug Simpson, 212-476-1473	Kristin Binns, 917-697-7802

About WellPoint, Inc.

At WellPoint, we believe there is an important connection between our members’ health and well-being—and the value we bring our customers and shareholders. So each day we work to improve the health of our members and their communities. And, we can make a real difference since we have more than 36 million people in our affiliated health plans, and nearly 67 million people served through our subsidiaries. As an independent licensee of the Blue Cross and Blue Shield Association, WellPoint serves members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), and Wisconsin. In a majority of these service areas, WellPoint’s plans do business as Anthem Blue Cross, Anthem Blue Cross and Blue Shield, Blue Cross and Blue Shield of Georgia and Empire Blue Cross Blue Shield, or Empire Blue Cross (in the New York service areas). WellPoint also serves customers throughout the country as UniCare and in certain markets through our Amerigroup and CareMore subsidiaries. Our 1-800 CONTACTS, Inc. subsidiary offers customers online sales of contact lenses, eyeglasses and other ocular products. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
Medical Membership	December 31, 2012	December 31, 2011	September 30, 2012	December 31, 2011	September 30, 2012
Customer Type
Local Group	14,634	15,212	14,602	(3.8%)	0.2%

National Accounts	6,999	7,401	7,019	(5.4%)	(0.3%)
BlueCard	5,016	4,935	5,062	1.6%	(0.9%)

Total National	12,015	12,336	12,081	(2.6%)	(0.5%)

State Sponsored	4,561	1,867	1,891	144.3%	141.2%
Individual	1,855	1,846	1,862	0.5%	(0.4%)
Senior	1,545	1,471	1,538	5.0%	0.5%
FEP	1,520	1,519	1,519	0.1%	0.1%

Total Medical Membership	36,130	34,251	33,493	5.5%	7.9%

Funding Arrangement
Self-Funded	20,176	20,506	20,172	(1.6%)	0.0%
Fully-Insured	15,954	13,745	13,321	16.1%	19.8%

Total Medical Membership	36,130	34,251	33,493	5.5%	7.9%

Reportable Segment
Commercial	26,649	27,548	26,683	(3.3%)	(0.1%)
Consumer	7,961	5,184	5,291	53.6%	50.5%
Other	1,520	1,519	1,519	0.1%	0.1%

Total Medical Membership	36,130	34,251	33,493	5.5%	7.9%

Other Membership & Customers
Behavioral Health Membership	24,156	25,135	24,386	(3.9%)	(0.9%)
Life and Disability Membership	4,838	5,012	4,895	(3.5%)	(1.2%)
Dental Membership	3,827	4,046	3,835	(5.4%)	(0.2%)
Managed Dental Membership	4,103	4,162	4,103	(1.4%)	0.0%
Vision Membership	4,519	3,783	4,435	19.5%	1.9%
Medicare Advantage Part D Membership	622	575	621	8.2%	0.2%
Medicare Part D Stand-Alone Membership	574	667	579	(13.9%)	(0.9%)
Retail Vision Customers	3,130	—	3,112	NM(1)	0.6%

(1)	“NM” = not meaningful

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended
(In millions, except per share data)	December 31
	2012	2011	Change
Revenues
Premiums	$14,160.1	$14,190.3	(0.2%)
Administrative fees	1,005.2	971.8	3.4%
Other revenue	106.0	13.4	691.0%

Total operating revenue	15,271.3	15,175.5	0.6%

Net investment income	179.1	160.2	11.8%
Net realized gains on investments	102.9	41.6	147.4%

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(17.2)	(70.0)	75.4%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	—	10.4	(100.0%)

Other-than-temporary impairment losses recognized in income	(17.2)	(59.6)	71.1%

Total revenues	15,536.1	15,317.7	1.4%

Expenses
Benefit expense	12,363.8	12,434.6	(0.6%)
Selling, general and administrative expense
Selling expense	410.4	411.2	(0.2%)
General and administrative expense	2,001.8	1,817.2	10.2%

Total selling, general and administrative expense	2,412.2	2,228.4	8.2%
Cost of products	64.2	—	NM(1)
Interest expense	151.5	112.6	34.5%
Amortization of other intangible assets	63.0	63.9	(1.4%)

Total expenses	15,054.7	14,839.5	1.5%

Income before income taxes	481.4	478.2	0.7%

Income tax expense	17.2	142.9	(88.0%)

Net income	$464.2	$335.3	38.4%

Net income per diluted share	$1.51	$0.96	57.3%

Diluted shares	307.4	349.6	(12.1%)

Benefit expense as a percentage of premiums	87.3%	87.6%	(30) bp
Selling, general and administrative expense as a percentage of total operating revenue	15.8%	14.7%	110 bp
Income before income tax expense as a percentage of total revenues	3.1%	3.1%	0 bp

(1)	“NM” = not meaningful

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

	Year Ended
(In millions, except per share data)	December 31
	2012	2011	Change
Revenues
Premiums	$56,496.7	$55,969.6	0.9%
Administrative fees	3,934.1	3,854.6	2.1%
Other revenue	297.7	41.0	626.1%

Total operating revenue	60,728.5	59,865.2	1.4%

Net investment income	686.1	703.7	(2.5%)
Net realized gains on investments	334.9	235.1	42.5%

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(41.2)	(114.7)	64.1%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	3.4	21.4	(84.1%)

Other-than-temporary impairment losses recognized in income	(37.8)	(93.3)	59.5%

Total revenues	61,711.7	60,710.7	1.6%

Expenses
Benefit expense	48,213.6	47,647.5	1.2%
Selling, general and administrative expense
Selling expense	1,586.9	1,616.8	(1.8%)
General and administrative expense	7,151.4	6,818.8	4.9%

Total selling, general and administrative expense	8,738.3	8,435.6	3.6%
Cost of products	137.4	—	NM(1)
Interest expense	511.8	430.3	18.9%
Amortization of other intangible assets	245.1	239.4	2.4%

Total expenses	57,846.2	56,752.8	1.9%

Income before income taxes	3,865.5	3,957.9	(2.3%)

Income tax expense	1,210.0	1,311.2	(7.7%)

Net income	$2,655.5	$2,646.7	0.3%

Net income per diluted share	$8.18	$7.25	12.8%

Diluted shares	324.8	365.1	(11.0%)

Benefit expense as a percentage of premiums	85.3%	85.1%	20 bp
Selling, general and administrative expense as a percentage of total operating revenue	14.4%	14.1%	30 bp
Income before income tax expense as a percentage of total revenues	6.3%	6.5%	(20) bp

(1)	“NM” = not meaningful

WellPoint, Inc.

Consolidated Balance Sheets

(In millions)	December 31, 2012	December 31, 2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,484.6	$2,201.6
Investments available-for-sale, at fair value:
Fixed maturity securities	16,912.9	15,913.1
Equity securities	1,212.4	1,188.1
Other invested assets, current	14.8	14.8
Accrued investment income	162.2	172.0
Premium and self-funded receivables	3,687.4	3,402.9
Other receivables	928.8	943.9
Income taxes receivable	228.5	105.8
Securities lending collateral	564.6	871.4
Deferred tax assets, net	243.2	424.8
Other current assets	1,829.0	1,859.0

Total current assets	28,268.4	27,097.4

Long-term investments available-for-sale, at fair value:
Fixed maturity securities	431.5	246.8
Equity securities	30.1	28.8
Other invested assets, long-term	1,387.7	1,103.3
Property and equipment, net	1,738.3	1,418.1
Goodwill	17,510.5	13,858.7
Other intangible assets	9,102.8	7,931.7
Other noncurrent assets	486.1	478.4

Total assets	$58,955.4	$52,163.2

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$6,174.5	$5,489.0
Reserves for future policy benefits	61.3	55.1
Other policyholder liabilities	2,345.7	2,278.2

Total policy liabilities	8,581.5	7,822.3
Unearned income	968.3	926.5
Accounts payable and accrued expenses	3,132.5	3,124.1
Security trades pending payable	69.3	51.7
Securities lending payable	564.7	872.5
Short-term borrowings	250.0	100.0
Current portion of long-term debt	557.1	1,274.5
Other current liabilities	1,713.5	1,727.1

Total current liabilities	15,836.9	15,898.7

Long-term debt, less current portion	14,170.8	8,465.7
Reserves for future policy benefits, noncurrent	750.8	730.7
Deferred tax liability, net	3,381.0	2,724.0
Other noncurrent liabilities	1,013.2	1,055.9

Total liabilities	35,152.7	28,875.0

Shareholders’ equity
Common stock	3.0	3.4
Additional paid-in capital	10,853.5	11,679.2
Retained earnings	12,647.1	11,490.7
Accumulated other comprehensive income	299.1	114.9

Total shareholders’ equity	23,802.7	23,288.2

Total liabilities and shareholders’ equity	$58,955.4	$52,163.2

WellPoint, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Year Ended December 31
(In millions)	2012	2011
Operating activities
Net income	$2,655.5	$2,646.7
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(334.9)	(235.1)
Other-than-temporary impairment losses recognized in income	37.8	93.3
Loss on disposal of assets	4.7	3.3
Deferred income taxes	127.5	74.3
Amortization, net of accretion	633.6	541.5
Depreciation expense	107.1	95.7
Impairment of property and equipment	66.8	—
Share-based compensation	146.5	134.8
Excess tax benefits from share-based compensation	(28.8)	(42.2)
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	189.9	(401.8)
Other invested assets	(38.9)	(8.9)
Other assets	79.2	(259.2)
Policy liabilities	(53.7)	978.0
Unearned income	(193.7)	35.1
Accounts payable and accrued expenses	(406.5)	(208.7)
Other liabilities	(132.8)	(13.6)
Income taxes	(73.9)	(44.6)
Other, net	(40.8)	(14.2)

Net cash provided by operating activities	2,744.6	3,374.4

Investing activities
Purchases of fixed maturity securities	(15,040.4)	(11,914.8)
Proceeds from sales and maturities of fixed maturity securities	15,457.4	12,337.5
Purchases of equity securities	(292.6)	(355.6)
Proceeds from sales of equity securities	422.7	287.4
Purchases of other invested assets	(303.7)	(207.9)
Proceeds from sales of other invested assets	35.5	29.4
Changes in securities lending collateral	307.9	28.9
Purchases of subsidiaries, net of cash acquired	(4,597.0)	(600.0)
Purchases of property and equipment	(544.9)	(519.5)
Proceeds from sales of property and equipment	0.4	3.7
Other, net	3.1	(31.1)

Net cash used in investing activities	(4,551.6)	(942.0)

Financing activities
Net (repayments of) proceeds from commercial paper borrowings	(229.0)	463.6
Net proceeds from short-term borrowings	150.0	—
Proceeds from long-term borrowings	6,468.9	1,097.4
Repayment of long-term borrowings	(1,251.3)	(705.1)
Changes in securities lending payable	(307.8)	(29.0)
Changes in bank overdrafts	(17.6)	264.3
Repurchase and retirement of common stock	(2,496.8)	(3,039.8)
Cash dividends	(367.1)	(357.8)
Proceeds from issuance of common stock under employee stock plans	110.8	245.0
Excess tax benefits from share-based compensation	28.8	42.2

Net cash provided by (used in) financing activities	2,088.9	(2,019.2)

Effects of foreign currency exchange rate changes on cash and cash equivalents	1.1	(0.4)

Change in cash and cash equivalents	283.0	412.8
Cash and cash equivalents at beginning of year	2,201.6	1,788.8

Cash and cash equivalents at end of year	$2,484.6	$2,201.6

WellPoint, Inc.

Reconciliation of Medical Claims Payable

	Years Ended December 31
(In millions)	2012	2011	2010
Gross medical claims payable, beginning of period	$5,489.0	$4,852.4	$5,450.5
Ceded medical claims payable, beginning of period	(16.4)	(32.9)	(29.9)

Net medical claims payable, beginning of period	5,472.6	4,819.5	5,420.6

Business combinations and purchase adjustments	804.4	100.9	—

Net incurred medical claims:
Current year	48,080.1	47,281.6	45,077.1
Prior years (redundancies) [1]	(513.6)	(209.7)	(718.0)

Total net incurred medical claims	47,566.5	47,071.9	44,359.1

Net payments attributable to:
Current year medical claims	42,832.4	41,999.0	40,387.8
Prior years medical claims	4,863.8	4,520.7	4,572.4

Total net payments	47,696.2	46,519.7	44,960.2

Net medical claims payable, end of period	6,147.3	5,472.6	4,819.5
Ceded medical claims, end of period	27.2	16.4	32.9

Gross medical claims payable, end of period	$6,174.5	$5,489.0	$4,852.4

Current year medical claims paid as a percent of current year net incurred medical claims	89.1%	88.8%	89.6%

Prior year redundancies in the current period as a percent of prior year net medical claims payables less prior year redundancies in the current period	10.4%	4.5%	15.3%

Prior year redundancies in the current period as a percent of prior year net incurred medical claims	1.1%	0.5%	1.5%

[1]	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

WellPoint, Inc.

GAAP Reconciliation

(Unaudited)

WellPoint, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. Rather, these non-GAAP measures are intended to aid investors when comparing WellPoint, Inc.’s financial results among periods. A reconciliation of these measures to the most directly comparable measures calculated in accordance with GAAP is presented below.

(In millions, except per share data)	Three Months Ended
	December 31, 2012	December 31, 2011	Change
Net income	$464.2	$335.3	38.4%
Add / (Subtract):
Net realized gains on investments (pre-tax)	($102.9)	($41.6)
Other-than-temporary impairment losses on investments (pre-tax)	$17.2	$59.6
Acquisition and integration related costs (pre-tax)	$73.3	—
Income tax settlements	($140.1)	—
Tax effect of adjustments	$4.0	(6.3)

Net adjustment items (after-tax)	($148.5)	$11.7

Adjusted net income	$315.7	$347.0	(9.0%)

Net income per diluted share	$1.51	$0.96	57.3%
Add / (Subtract):
Net realized gains on investments (pre-tax)	($0.33)	($0.12)
Other-than-temporary impairment losses on investments (pre-tax)	$0.06	$0.17
Acquisition and integration related costs (pre-tax)	$0.24	—
Income tax settlements	($0.46)	—
Tax effect of adjustments	$0.01	($0.02)

Net adjustment items (after-tax)	($0.48)	$0.03

Adjusted net income per diluted share	$1.03	$0.99	4.0%

(In millions, except per share data)	Year Ended
	December 31, 2012	December 31, 2011	Change
Net income	$2,655.5	$2,646.7	0.3%
Add / (Subtract):
Net realized gains on investments (pre-tax)	($334.9)	($235.1)
Other-than-temporary impairment losses on investments (pre-tax)	$37.8	$93.3
Litigation related costs (pre-tax)	$24.0	—
Acquisition and integration related costs (pre-tax)	$106.4	—
Income tax settlements	($140.1)	—
Tax effect of adjustments	$107.4	49.6

Net adjustment items (after-tax)	($199.4)	($92.2)

Adjusted net income	$2,456.1	$2,554.5	(3.9%)

Net income per diluted share	$8.18	$7.25	12.8%
Add / (Subtract):
Net realized gains on investments (pre-tax)	($1.03)	($0.64)
Other-than-temporary impairment losses on investments (pre-tax)	$0.11	$0.26
Litigation related costs (pre-tax)	$0.07	—
Acquisition and integration related costs (pre-tax)	$0.33	—
Income tax settlements	($0.43)	—
Tax effect of adjustments	$0.33	$0.13

Net adjustment items (after-tax)	($0.62)	($0.25)

Adjusted net income per diluted share	$7.56	$7.00	8.0%

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

WellPoint and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements in this press release, in presentations, filings with the Securities and Exchange Commission, or SEC, reports to shareholders and in meetings with analysts and investors. The projections referenced in this press release are forward-looking and they are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend”, “estimate”, “project” and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in the public filings that we and AMERIGROUP Corporation have made with the SEC; increased government participation in, or regulation or taxation of, health benefits and managed care operations, including, but not limited to, the impact of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010; trends in health care costs and utilization rates; our ability to secure sufficient premium rates including regulatory approval for and implementation of such rates; our ability to contract with providers consistent with past practice; our ability to integrate and achieve expected synergies and operating efficiencies in the AMERIGROUP Corporation and 1-800 CONTACTS, Inc. acquisitions within the expected timeframes or at all and to successfully integrate our operations; such integrations may be more difficult, time consuming or costly than expected; revenues following the transactions may be lower than expected; operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients and suppliers, may be greater than expected following the transactions; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon and funding risks with respect to revenue received from participation therein; a downgrade in our financial strength ratings; litigation and investigations targeted at our industry and our ability to resolve litigation and investigations within estimates; medical malpractice or professional liability claims or other risks related to health care services provided by our subsidiaries; risks inherent in selling healthcare products in the consumer retail market; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; non-compliance by any party with the Express Scripts, Inc. pharmacy benefit management services agreement, which could result in financial penalties, our inability to meet customer demands, and sanctions imposed by governmental entities, including the Centers for Medicare and Medicaid Services; events that result in negative publicity for us or the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with third party vendors for information system resources; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member sensitive or confidential information;

changes in the economic and market conditions, as well as regulations that may negatively affect our investment portfolios and liquidity; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative effect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations; future public health epidemics and catastrophes; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in our SEC reports.